Exhibit 5.1

NewGenIvf Group Limited Ritter House, Wickham Cay II P.O. Box 3170 Road Town Tortola, VG1110 British Virgin Islands	D: +852 3656 6054 / +852 3656 6010
E: nathan.powell@ogier.com rachel.huang@ogier.com

Reference: NMP/RYH/509512.00001

26 September 2024

Dear Sirs

NewGenIvf Group Limited (Company number: 2116988) (the Company)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company’s registration statement filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), on Form F-1, such registration statement including all amendments or supplements to such form filed with the Commission (the Registration Statement). The Registration Statement relates to the resale by the selling shareholders (the Selling Shareholders) identified in the Registration Statement of up to 13,242,781 class A ordinary shares with no par value of the Company (the Class A Shares).

We are furnishing this opinion as Exhibits 5.1 and 23.3 to the Registration Statement.

1	Documents

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the documents set forth in Schedule 1. In addition, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company, or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copies of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett	Florence Chan* Lin Han† Cecilia Li** Rachel Huang** Yuki Yan** Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand † admitted in New York ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Certificate of Good Standing, the Certificate of Incumbency, the Certificate of Merger and the Registers (each as defined in Schedule 1) is accurate and complete as at the date of this opinion;

(e)	all copies of the Registration Statement and the Transaction Documents (as defined in Schedule 1) are true and correct copies and the Registration Statement and the Transaction Documents conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement or any of the Transaction Documents has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the Directors Resolutions (as defined in Schedule 1) remain in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transactions approved in the Directors Resolutions and each of the directors does not have a financial interest in or other relationship to a party of the transactions approved in the Directors Resolutions which has not been properly disclosed in the Directors Resolutions;

(g)	all parties to the Registration Statement and any of the Transaction Documents other than the Company (and other than any party that is an individual) are duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws;

(h)	all parties to the Registration Statement and any of the Transaction Documents (other than the Company) have the capacity, power and authority to exercise their rights and perform their obligations under such Registration Statement and any of the Transaction Documents;

(i)	each of the Registration Statement and the Transaction Documents has been or, as the case may be, will be duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the British Virgin Islands);

(j)	the obligations expressed to be assumed by the Company and by the other parties in each of the Registration Statement and the Transaction Documents constitute legal, valid, binding and enforceable obligations of such parties under all applicable laws (other than the laws of the British Virgin Islands);

(k)	none of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the British Virgin Islands. In particular, but without limitation to the previous sentence:

(i)	the laws or public policies of any jurisdiction other than the British Virgin Islands will not adversely affect the capacity or authority of the Company; and

(ii)	neither the execution or delivery of the Registration Statement and the Transaction Documents nor the exercise by any party to the Registration Statement and the Transaction Documents of its rights or the performance of its obligations under them contravene those laws or public policies;

(l)	there are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Registration Statement, the Transaction Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way;

(m)	the issue of any Class A Shares (including any Class A Shares to be issued upon the conversion of the Notes (as defined in Schedule 1) or the exercise of the Warrant (as defined in Schedule 1)) pursuant to the Registration Statement and the Transaction Documents at the time of issuance, whether as principal issue or on the conversion, exchange or exercise of any Notes or Warrant, would not result in the Company exceeding its authorised number of shares; and upon the issue of any Class A Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof and that such issuance will be duly registered, and will continue to be registered, in the Company’s register of members;

(n)	there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company;

(o)	the certificates for the Class A Shares will conform to the specimen as set out thereof and upon issuance will have been duly countersigned by the transfer agent and duly registered by the registrar for the Class A Shares, or, if uncertificated, valid book-entry notations for the issuance of the Class A Shares in uncertificated form will have been duly made in the share register of the Company;

(p)	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Class A Shares, the Notes or the Warrant;

(q)	at the time of the issuance of the Class A Shares (including any Class A Shares to be issued upon the conversion of the Notes or the exercise of the Warrant (as applicable)) in accordance with its terms:

(i)	the Company will not have been struck off and dissolved or placed in liquidation; and

(ii)	the issue price for each Class A Share issued will not be less than the par value of such share;

(r)	the information and documents disclosed by the searches of the Public Records (as defined in Schedule 1) was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration by any party (other than the Company), or which is required by the laws of the British Virgin Islands to be delivered for registration by any party (other than the Company), which was not included and available for inspection in the Public Records;

(s)	the Company has complied with, or will comply with, its obligation to file (unless the Company is within one of the statutory exceptions to the obligation to file) a financial return (each an Annual Return) pursuant to Section 98A of the BVI Business Companies Act, 2004 (the BCA) with its registered agent in respect of each year for which such a return is due within the timeframe prescribed by the BCA, and the registered agent has not made any notifications to the Registrar of Corporate Affairs of any failure by the Company to file its Annual Return as required and within the time frame prescribed pursuant to Section 98A(4) of the BCA; and

(t)	there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 2 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BCA and validly existing in good standing under the laws of the British Virgin Islands. It is a separate legal entity and is subject to suit in its own name.

Authorised number of shares

(b)	The Company is authorised to issue a maximum of 201,200,000 shares with no par value divided into three classes of shares as follows:

(i)	200,000,000 class A ordinary shares with no par value;

(ii)	200,000 class B ordinary shares with no par value; and

(iii)	1,000,000 preferred shares with no par value.

Valid issuance of Class A Shares

(c)	The issue and allotment of the Class A Shares (including the issuance of the Class A Shares by the Company upon the conversion of the Notes or the exercise of the Warrant in accordance with the Transaction Documents (as applicable)) to be offered and sold by the Selling Shareholders pursuant to the provisions of the Registration Statement and the Transaction Documents have been duly authorised, and when issued by the Company upon:

(i)	payment in full of the consideration as set out in the Registration Statement and the Transaction Documents (as applicable) and in accordance with the terms set out in the Registration Statement and the Transaction Documents (as applicable) and in accordance with the Directors Resolutions and its then effective memorandum and articles of association; and

(ii)	the entry of those Class A Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

4	Limitations

4.1	We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than the British Virgin Islands (and we have not made any investigation into such laws) and we express no opinion as to the meaning, validity, or effect of references in the documents reviewed to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands;

(b)	in relation to any representation or warranty made or given by the Company in the documents reviewed or, save as expressly set out herein, as to whether the Company will be able to perform its obligations under the documents reviewed;

(c)	as to the commerciality of the transactions envisaged in the documents reviewed or, save as expressly stated in this opinion, whether the documents reviewed and the transaction envisaged therein achieve the commercial, tax, legal, regulatory or other aims of the parties to the documents reviewed;

(d)	as to whether the acceptance, execution or performance of the obligations of the Company under the documents reviewed will result in the breach of or infringe any other agreement, deed or document (other than the Company’s memorandum and articles of association) entered into by or binding on the Company; or

(e)	as to the rights, title or interest of the Company to or in, or the existence of, any property or assets that are the subject of the documents reviewed.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated herein; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date hereof.

5.2	Unless otherwise indicated, all references in this opinion to specific British Virgin Islands legislation shall be to such legislation as amended to, and as in force at, the date hereof.

6	Reliance

6.1	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Legal Matters” of the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

6.2	This opinion may be used only in connection with the Class A Shares by the Company while the Registration Statement is effective. With the exception of your professional advisers (acting only in that capacity), it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

Yours faithfully

/s/ Ogier

Ogier

SCHEDULE 1

Documents examined

1	The constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on 3 July 2024 (the Company Registry Records).

2	The public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 3 July 2024 (the Court Records).

3	The Company Registry Records and the Court Records each as updated by update searches on 25 September 2024 (the Company Registry Records and the Court Records together, and as updated, the Public Records).

4	The certificate of incumbency dated 26 September 2024 issued by the Company’s registered agent in respect of the Company (the Certificate of Incumbency).

5	The certificate of good standing dated 22 August 2024 issued by the Registrar of Corporate Affairs in the British Virgin Islands in respect of the Company (the Certificate of Good Standing).

6	The certificate of merger dated 2 April 2024 issued by the Registrar of Companies in the Cayman Islands in respect of a merger between NewGenIvf Limited and A SPAC I Mini Sub Acquisition Corp. (the Certificate of Merger).

7	The register of directors of the Company printed on 12 August 2024 (the Register of Directors).

8	The register of charges of the Company dated 3 July 2024 (together with the Register of Directors, the Registers).

9	Written resolutions of the sole director of the Company dated 14 February 2023, 4 January 2024, 1 March 2024 and 27 March 2024 and written resolutions of the directors of the Company dated 12 August 2024 and 21 August 2024 (together, the Directors Resolutions).

10	The Registration Statement.

11	The securities purchase agreement dated 7 August 2024 executed by the Company and the buyer named therein.

12	The registration rights agreement dated 12 August 2024 executed by the Company and the buyer named therein.

13	The certificate of senior convertible note in respect of a senior convertible promissory note issued by the Company on 12 August 2024 convertible into the Class A Shares (the Initial Note) dated 12 August 2024 executed by the Company.

14	The certificate of series A warrant to purchase the ordinary shares constituting a series A warrant issued by the Company on 12 August 2024 (the Warrant) dated 12 August 2024 executed by the Company.

15	Another certificate of senior convertible note in respect of the senior convertible promissory note issued by the Company on 28 August 2024 convertible into Class A Shares (the together with the Initial Note, the Notes) dated 28 August 2024 executed by the Company.

16	A merger agreement dated 15 February 2023 as amended by the first amendment to merger agreement dated 12 June 2023, the second amendment to merger agreement dated 6 December 2023, the third amendment to the merger agreement dated 1 March 2024 and the fourth amendment to the merger agreement dated 28 August 2024 by and among (i) NewGenIvf Limited, (ii) certain shareholders of NewGenIvf Limited, (iii) A SPAC I Acquisition Corp., (iv) the Company, and (v) A SPAC I Mini Sub Acquisition Corp.

17	An acknowledge agreement dated 1 March 2024 between A SPAC I Acquisition Corp., NewGenIvf Limited and Chardan Capital Markets, LLC.

18	A plan of merger dated 2 April 2024 between NewGenIvf Limited and A SPAC I Mini Sub Acquisition Corp.

Items 11 – 18 are collectively referred to as the Transaction Documents.

SCHEDULE 2

Qualifications

Good standing

1	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee and/or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies in the British Virgin Islands.

2	Under the BCA, a copy of the Company’s register of directors which is complete must be filed by the Company at the Registry of Corporate Affairs. Failure to make this filing will render the Company liable to a penalty fee and if the filing is not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

3	Under the BCA, an Annual Return, in the prescribed form, must be filed by the Company with its registered agent in respect of each year for which one is due within the timeframe prescribed by the BCA for that year (unless the Company is within one of the statutory exceptions to the obligation to file). Failure to make this filing when due will render the Company liable to a penalty fee and where the Company is liable to the maximum penalty and has not filed its annual return, the Company will be liable to be struck off and dissolved from the Register of Companies.

4	For the purposes of this opinion “in good standing” means only that as of the date of the Certificate of Good Standing the Registrar of Corporate Affairs has confirmed that she is satisfied that the Company (i) is on the Register of Companies; (ii) has paid all fees, annual fees and penalties due and payable; and (iii) has filed with the Registrar of Corporate Affairs a copy of its registers of directors which is complete in accordance with the requirements pursuant to the BCA by issuing the Certificate of Good Standing under Section 235 of the BCA, which we assume remains correct and accurate as at the date of this opinion. We have made no enquiries into the Company’s good standing with respect to any other filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA. We have made no enquiries into whether the copy of the register of directors filed at the Registry of Corporate Affairs matches the details set out on the Certificate of Incumbency or whether the annual return filed by the Company with its registered agent is in the prescribed form as required pursuant to the BCA.

Non-assessable

5	In this opinion, the phrase “non-assessable” means, with respect to the Class A Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Class A Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of members

6	Under the BCA, the entry of the name of a person in the register of members as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person.

Public Records

7	The Public Records and our searches thereof may not reveal the following:

a.	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search or notifications made to the Registrar of Corporate Affairs by the registered agent of any failure by the Company to file its Annual Return as required and within the time frame prescribed by the BCA;

b.	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

c.	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

d.	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

e.	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

f.	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

g.	while it is a requirement under Section 118 of the Insolvency Act 2003 of the British Virgin Islands that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver and the absence of a registered notice of appointment of a receiver is not conclusive as to there being no existing appointment of a receiver in respect of the Company or its assets.

Economic substance

8	We have not undertaken any enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act 2018.